Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GT Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $.0001 par value per share	Rule 457(c)	740,000	$2.92	$2,160,800.00	0.00014760	$318.93

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$2,160,800.00		$318.93
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$318.93

(1) Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported by the Nasdaq Capital Market on June 14, 2024.